Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Shoe Carnival, Inc. and subsidiaries on Form S-8 of our report dated April 5, 2004, appearing in the Annual Report on Form 10-K of Shoe Carnival, Inc. and subsidiaries for the year ended January 31, 2004.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
July 7, 2004